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EXHIBIT 3.76

CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS, AND THE
QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF

OF

SERIES A NON-VOTING CUMULATIVE REDEEMABLE

PREFERRED STOCK

OF

HUNTSMAN SPECIALTY CHEMICALS CORPORATION

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

        Huntsman Specialty Chemicals Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

          FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of up to 65,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation by resolution or resolutions, to provide for the issuance of Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

          SECOND: The Board of Directors of the Corporation, by action by written consent dated as of March 20, 1997, did duly adopt the following resolutions authorizing the creation and issuance of a series of said Preferred Stock:

            RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with Article Fourth of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

              1.    Designation and Amount.    The shares of such series of Preferred Stock shall be designated as "Series A Non-Voting Cumulative Redeemable Preferred Stock" ("Series A Preferred"), and the number of shares constituting such series shall be 65,000 and no more.

              2.    Rank.    The Series A Preferred shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to (i) the Corporation's Common Stock, par value $.01 per share ("Common Stock"), and (ii) as long as any shares of Series A Preferred are outstanding, to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms shall expressly provide that they are junior to the Series A Preferred (collectively, the "Junior Securities").

              3.    Dividends.    (a) Payment of Dividends.    Each holder of record of a share of Series A Preferred ("Holder") shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cumulative cash dividends as computed in accordance with this Section 3 for each Dividend Period (as defined in Section 3(d)), or portion thereof.

              (b)    Dividend Rate.    The dividend rate ("Base Dividend Rate") for any Dividend Period or portion thereof shall be 5.5% per annum; provided, however, that on the Dividend Payment Date immediately following any Measurement Date (as defined in Section 3(d)), the dividend rate shall increase to 6.5% (the "Increased Dividend Rate") with respect to (i) such number of shares of Series A Preferred with an aggregate Liquidation Preference (as defined in this Section 3(b)) equal to the Specified Liquidation Preference Amount (as defined in the second paragraph of this Section 3 (b)) for such Measurement Date, (ii) any Unpaid Accumulated Dividends (as defined in Section 3(c)) on the shares set forth in Section 3(b)(i) and (iii) any dividends on the shares set forth in Section 3(b)(i) and such Unpaid Accumulated Dividends which arise subsequent to such dividend increase. The Increased Dividend Rate shall be applied pro rata to shares of Series A Preferred held by all Holders.

              The Specified Liquidation Preference Amount for any Measurement Date is equal to the sum of the following, rounded up to the nearest multiple of $1,000: (i) an amount equal to any cash received by the Corporation with respect to the twelve-month period prior to such Measurement Date (or, with respect to the first Measurement Date, from the date of the issuance of the Series A Preferred ("Issue Date") to such Measurement Date) pursuant to the Tax Sharing Agreement, dated as of January 1, 1997, between Huntsman Corporation, the Corporation and Huntsman Specialty Chemicals Holdings Corporation; plus (ii) the amount by which EBITDA (as defined in Section 3(d)) of the Corporation in the fiscal year prior to such Measurement Date exceeded the sum of (x) $49,500,000 and (y) the amount of the service and related fees foregone in such year as described in (iii) below; plus (iii) an aggregate amount equal to the amount of the service and related fees under the New Service Agreements and nonasterisked Huntsman Agreements which are reduced or foregone during such Measurement Period (which pursuant to the Purchase Agreement (as defined below) shall be at least $12,000,000 per year) pursuant to Section 4.5(b) of the Purchase and Sale Agreement (PO/MTBE Business), dated as of March 21, 1997, among the Corporation, Texaco Chemical Inc. and Texaco Inc. (the "Purchase Agreement"), and subject to the terms and conditions of Section 4.5 of the Purchase Agreement. The Corporation shall deliver to each Holder no later than April 15 of each year commencing April 15, 1998 (and in no event later than 2 Business Days prior to the Dividend Payment Date to which such calculation applies) a certificate of an officer of the Corporation setting forth the amounts calculated in Section 3(b)(i), (ii) and (iii).

              (c)    Accumulation of Dividends.    On each Dividend Payment Date, dividends on the Shares of Series A Preferred then outstanding shall accumulate, whether or not declared, in an amount (A) in the case of shares as to which dividends accumulate at the Base Dividend Rate (the "5.5% Shares") equal to the product of (i) the sum of (x) the Liquidation Preference of such 5.5% Shares plus (y) the aggregate amount of all Unpaid Accumulated Dividends (as defined in the next sentence) in respect of such 5.5% Shares, multiplied by (ii) the Base Dividend Rate, multiplied by (iii) a fraction the numerator of which shall be the number of days from (and including) the first day of such Dividend Period to (but excluding) the last day of such Dividend Period and the denominator of which is 365 and (B) in the case of shares as to which dividends accumulate at the Increased Dividend Rate (the "6.5% Shares"), equal to the product of (i) the sum of (1) the Liquidation Preference of such 6.5% Shares, plus (2) the aggregate amount of all Unpaid Accumulated Dividends in respect of such 6.5% Shares, multiplied by (ii) the Increased Dividend Rate, multiplied by (iii) a fraction the numerator of which shall be the number of days from (and including) the first day of such Dividend Period to (but excluding) the last day of such Dividend Period and the denominator of which is 365.

      Dividend amounts accumulated on the 5.5% Shares and the 6.5% Shares pursuant to the preceding sentence and not paid on such Dividend Payment Date shall constitute "Unpaid Accumulated Dividends".

              (d)    Payment and Record Dates.    Dividends shall be payable quarterly on April 15, July 15, October 15 and January 15 of each year (each of such dates being a "Dividend Payment Date") commencing July 15, 1997, provided however, that if such Dividend Payment Date is not a day on which banks in the City of New York or in Salt Lake City are open for business (a "Business Day"), then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date, to Holders at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"). Dividends shall be fully cumulative and shall be paid in cash, by wire transfer in immediately available funds to the accounts designated by the respective Holders in written notices given to the Corporation at least five Business Days prior to the payment date or by such other means as may be agreed to by the Corporation and the Holders, not later than 1:00 P.M., New York City time, on the date of payment.

              The term (i) "Dividend Period" shall mean the three-month period ending upon each Dividend Payment Date, including the applicable period from (and including) the Issue Date to the first Dividend Payment Date, (ii) "EBITDA" shall mean income before interest income and interest expense, taxes, depreciation and amortization, as determined in accordance with generally accepted accounting principles in effect from time to time, consistently applied by the Corporation and annualized with respect to the fiscal year ended December 31, 1997 based on actual results for the period subsequent to March 31, 1997 and (iii) "Measurement Date" shall mean March 31 of each year commencing March 31, 1998.

              4.    Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, including the Common Stock, each Holder shall be entitled to be paid out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, an amount in cash equal to $1,000 for each share of Series A Preferred outstanding (which amount is hereinafter referred to as the "Liquidation Preference"), together with an amount in cash equal to all Unpaid Accumulated Dividends thereon to the date fixed for liquidation, dissolution or winding up, and together with an amount in cash (the "Additional Dividends") equal to (i) in the case of the 5.5% Shares, the product of (a) the sum of (1) the Liquidation Preference of such 5.5% Shares plus (2) the aggregate amount of all Unpaid Accumulated Dividends in respect of such 5.5% Shares, multiplied by (b) the Base Dividend Rate, multiplied by (c) a fraction the numerator of which shall be the number of days from (and including) the first day of the then current Dividend Period to (but excluding) the date of payment and the denominator of which is 365, and (ii) in the case of the 6.5% Shares, the product of (a) the sum of (1) the Liquidation Preference of such 6.5% Shares plus (2) the aggregate amount of all Unpaid Accumulated Dividends in respect of such 6.5% Shares, multiplied by (b) the Increased Dividend Rate, multiplied by (c) a fraction the numerator of which shall be the number of days from (and including) the first day of the then current Dividend Period to (but excluding) the date of payment and the denominator of which is 365. No Holder shall be entitled to any distribution in addition to the Liquidation Preference, Unpaid Accumulated Dividends and Additional Dividends in respect of any share of Series A Preferred outstanding in the event of the liquidation, dissolution or winding up of the affairs of the Corporation. If upon such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation available for distribution are not sufficient to pay in full all amounts payable to which such Holders are entitled in accordance with this Section 4, then such assets of the Corporation shall be paid pro rata among the 5.5% Shares and the 6.5% Shares ("Ratably"). Nothing contained in this Section 4 shall be deemed to prevent redemption of shares in accordance with Section 5 hereof.

              For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

              5.    Redemption.

              (a)    Optional Redemption.    Subject to the terms of this Section 5(a), to the extent the Corporation shall have funds legally available therefor, the Corporation, at the option of the Board of Directors, may re-deem, in whole or in part, the shares of Series A Preferred at the time outstanding, at any time or from time to time, upon notice given as hereinafter specified, at a redemption price equal to the Liquidation Preference per share, together with Unpaid Accumulated Dividends and Additional Dividends thereon to the redemption date (the "Redemption Price"). On and after the redemption date of a share of Series A Preferred, unless the Corporation defaults in the payment of the Redemption Price, dividends on shares redeemed in accordance with this Section 5 will cease to accumulate on shares of Series A Preferred called for redemption and redeemed, and all rights of Holders of such redeemed shares will terminate except for the right to receive the Redemption Price.

              (b)    Mandatory Redemption.    (i) On April 15, 2008, the Corporation shall redeem, out of funds legally available therefor, all of the shares of Series A Preferred then outstanding, at the Redemption Price, and (ii) in addition, the Corporation shall redeem, out of funds legally available therefor, all of the shares of Series A Preferred then outstanding on the terms and conditions provided in the Agreement between Series A Preferred Stockholders and the Corporation, dated as of March 21, 1997, as the same may be amended, modified supplemented, restated or replaced from time to time in accordance with its terms (the "Parties Agreement"), a copy of which is on file at the principal office of the Corporation and is available upon request.

              If the Corporation is unable due to a lack of sufficient surplus within the meaning of the DGCL to consummate such redemption or shall fail to discharge its obligations to redeem outstanding shares of Series A Preferred pursuant to this Section 5(b) (the "Mandatory Redemption Obligations"), the Mandatory Redemption Obligations shall be discharged in whole or in part as soon as the Corporation is able to discharge such Mandatory Redemption Obligations. In the event such surplus is insufficient, the shares of the Series A Preferred, if any, to be redeemed shall be selected pro rata or, if mutually agreed by the Corporation and the Holders, by lot. If and so long as any Mandatory Redemption Obligations with respect to the Series A Preferred shall not be fully discharged, the Corporation shall not declare or pay any dividend or make any distribution on, or directly or indirectly, purchase, redeem or satisfy any mandatory redemption, sinking fund or other similar obligations in respect of, Junior Securities (other than as a result of a reclassification of Junior Securities, or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, or other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities, provided that in any such case no cash dividend, distribution, purchase, redemption or similar payment in cash may be made by the Corporation with respect to any such reclassification, exchange, conversion or sale if and so long as any Mandatory Redemption Obligation shall not have been fully discharged), including without limitation, the Common Stock, and any other capital stock of the Corporation ranking junior to the Series A Preferred as to dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation, or any warrants, rights or options exercisable for or convertible into any of the Junior Securities or other capital stock.

              6.    Procedure for Redemption.    In the event that the Corporation elects to exercise its right to redeem, in accordance with Section 5(a), fewer than all the outstanding shares of Series A Preferred at any time, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be redeemed Ratably, and further pro rata among the Holders or, if mutually agreed by the Corporation and the Holders, by lot.

              In the event that the Corporation shall redeem shares of Series A Preferred in accordance with Section 5(a) or 5(b), notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 105 days nor more than 210 days (or such shorter period as the Holders may reasonably agree or as is specified below) prior to the redemption date, addressed to the Holders of the shares to be redeemed at their respective addresses as they shall appear on the books of the Corporation; provided, however, that (i) 81 days subsequent to the date that all shares of Series A Preferred are 6.5% Shares, any notice of redemption given with respect to 6.5% Shares shall be mailed by first-class mail, postage prepaid, and mailed not less than 10 days nor more than 90 days (or such shorter period as the Holders may agree) prior to the redemption date, and (ii) failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Each such notice shall state: (i) (A) in the case when the notice of redemption is mailed not less than 105 days nor more than 210 days prior to the redemption date, that the redemption date is the date that is the later to occur of (1) 105 days from the notice date and (2) only with respect to an election by the Corporation to redeem shares in accordance with Section 5(a) hereof, the satisfaction of any financing condition applicable to the redemption, and (B) in the case when the notice of redemption is mailed not less than 10 days nor more than 90 days prior to the redemption date, the redemption date; (ii) any conditions applicable to such redemptions; (iii) the number of shares of Series A Preferred to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of 5.5% Shares and 6.5% Shares to be redeemed; (iv) the aggregate Redemption Price for such shares; (v) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date if the redemption occurs on such date.

              Notice having been mailed as aforesaid and provided that on or before the redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Series A Preferred so called for redemption and redeemed shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holder thereof. The Corporation shall pay the Redemption Price in cash, by wire transfer in immediately available funds to the accounts designated by the respective Holders in written notices given to the Corporation at least 5 Business Days prior to the Redemption Date or by such other means as may be agreed to by the Corporation and the Holders, not later than 1:00 P.M., New York City time, on the date fixed for such redemption.

              Shares of Series A Preferred which have been issued and reacquired for value in any manner, including shares purchased or redeemed in accordance with the terms of Section 5 hereof, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided, however, that, so long as any shares of the Series A Preferred are outstanding, no such issued and reacquired shares of Series A Preferred shall be reissued or sold as Series A Preferred or any other series of Preferred Stock ranking on parity with the Series A Preferred as to dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation.

              7.    Voting Rights.

              (a)    No General Voting Rights.    Except as otherwise provided in this Section 7, or as otherwise from time to time provided by law, including the DGCL, the Holders shall have no voting rights. In exercising any voting rights provided by law, including the DGCL, or in this Section 7, each share of Series A Preferred shall have one vote per share.

              (b)    Voting Rights On Extraordinary Matters.    In addition to any vote or consent of stockholders required by law, including the DGCL, the Holders shall be entitled to vote as a class upon any proposed amendment to the Certificate of Incorporation of the Corporation, if the amendment would alter or change the powers, preferences, or special rights of the shares of Series A Preferred so as to affect them adversely.

              (c)    Additional Voting Rights.

                  (i)  If a "Redemption Voting Rights Event" or a "Bankruptcy Voting Rights Event" (each as defined in this Section 7(c)(i), and collectively referred to as an "Additional Voting Rights Event") shall occur and be continuing, the number of directors constituting the Board of Directors of the Corporation shall thereupon automatically be increased by one (provided that no more than one increase shall be in effect at any time), and the Holders, voting separately as one class or acting without advance notice by written consent of the Holders holding a majority of the outstanding shares of Series A Preferred, shall have the exclusive right to fill the one (and only one) such newly created directorship by election of an Eligible Director (as defined in this Section 7(c)(i)). Within five days following the time the Corporation first becomes aware of an Additional Voting Rights Event, the Corporation shall notify the Holders of such Additional Voting Rights Event. The one director elected as contemplated by this paragraph (an "Additional Director") shall (y) in the case of a Redemption Voting Rights Event, only have the limited right to vote in favor of causing the redemption of the Series A Preferred, and shall have no other voting rights, and (z) in the case of a Bankruptcy Voting Rights Event, shall be entitled to exercise all of the powers of a director of the Corporation.

                For purposes of this Section 7(c)(i), the term:

                  (A)  "Redemption Voting Rights Event" shall mean the failure of the Corporation to discharge its Mandatory Redemption Obligations,

                  (B)  "Bankruptcy Voting Rights Event" shall mean (I) the entry by a court having jurisdiction of (1) a decree or order for relief in respect of the Corporation in an involuntary case or proceeding under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law (collectively, "Bankruptcy Laws") or (2) a decree or order adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation under the Bankruptcy Laws or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of the property or assets of the Corporation, or ordering the liquidation of any portion of the property or assets of the Corporation, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days, or (II) (1) the commencement by the Corporation of a voluntary case or proceeding under the Bankruptcy Laws or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or (2) the consent by the Corporation to the entry of a decree or order for relief in respect of the Corporation in an involuntary case or proceeding under the Bankruptcy Laws or the consent by the Corporation to the commencement of any bankruptcy or insolvency case or proceeding against the Corporation, or (3) the filing by the Corporation of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Laws, or (4) the consent by the Corporation to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Corporation or of any substantial part of the property or assets of the Corporation, or the making by the Corporation of an assignment for the benefit of creditors, or (5) the admission by the Corporation in writing of its inability to pay its debts generally as they become due, and

                  (C)  "Eligible Director" shall mean Mr. Allen J. Krowe or in the alternative any officer of Texaco Inc. reasonably acceptable to the Corporation.

                 (ii)  The foregoing right to elect one Additional Director upon an Additional Voting Rights Event shall remain vested until such Additional Voting Rights Event shall no longer be continuing at which time (x) the right shall terminate (subject to revesting), (y) the term of the one Additional Director then in office elected in accordance with this Section 7(c) shall terminate, and (z) the number of directors constituting the Board of Directors of the Corporation shall be reduced by one.

                (iii)  Whenever the right to elect one Additional Director shall vest, it may be exercised initially without advance notice by the written consent of the Holders holding a majority of the outstanding shares of Series A Preferred, or by the vote of the Holders holding a majority of the shares of Series A Preferred present and voting, in person or by proxy, at a special meeting of Holders or at the next annual meeting of stockholders. A special meeting for the exercise of such right shall be called by the Secretary of the Corporation as promptly as possible, and in any event within 10 days, after receipt of a written request therefor signed by the Holders holding a majority of the outstanding shares of Series A Preferred, subject to any applicable notice requirements imposed by law. Notwithstanding the provisions of this Section 7(c)(iii), no such special meeting shall be held during the 30-day period preceding the date fixed for the annual meeting of stockholders of the Corporation.

                (iv)  The Additional Director, if any, who shall have been elected by Holders in accordance with this Section 7(c) shall hold office for a term expiring (subject to earlier termination in accordance with Section 7(c)(ii) above) at the next annual meeting of stockholders of the Corporation and during such term may be removed at any time, either with or without cause and without advance notice, by, and only by, the written consent of Holders holding a majority of the outstanding shares of Series A Preferred, or by the affirmative vote of Holders holding a majority of the shares of Series A Preferred present and voting, in person or by proxy, at a special meeting of the Holders called for such purpose, and any vacancy created by such removal may also be filled with an Eligible Director by such a written consent or at such a meeting. A meeting for the removal of a director elected by the Holders and the filling of the vacancy created thereby shall be called by the Secretary of the Corporation as promptly as possible, and in any event within 10 days, after receipt of request therefor signed by Holders holding not less than 25% of the outstanding shares of Series A Preferred, subject to any applicable notice requirements imposed by law. Such meeting shall be held at the earliest practicable date thereafter. Notwithstanding the provisions of this Section 7(c)(iv), no such meeting shall be held during the 30-day period preceding the date fixed for the annual meeting of stockholders of the Corporation.

                 (v)  Any vacancy caused by the death, resignation or expiration of the term of office of the one Additional Director who may have been elected in accordance with this Section 7(c) shall be filled without advance notice with an Eligible Director by written consent of Holders holding a majority of the outstanding shares of Series A Preferred or by a vote of Holders holding a majority of the shares of Series A Preferred present and voting, in person or by proxy, at a meeting called for such purpose (or, in the case of expiration of the term of office of such Additional Director, at the annual meeting of stockholders of the Corporation). Unless such vacancy shall have been filled with an Eligible Director by written consent or by vote at the annual meeting of stockholders, such special meeting shall be called by the Secretary of the Corporation at the earliest practicable date after such death, resignation or expiration of term of office, and in any event within 10 days after receipt of written request signed by Holders holding at least 25% of the outstanding shares of Series A Preferred. Notwithstanding the provisions of this Section 7(c)(v), no such special meeting shall be held during the 30 day period preceding the date fixed for the annual meeting of stockholders of the Corporation.

                (vi)  If any meeting required by this Section 7(c) to be called shall not have been called within 10 days after personal service of a written request therefor upon the Secretary of the Corporation or within 15 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal office, subject to any applicable notice requirements imposed by law, then Holders holding at least a majority of the outstanding shares of Series A Preferred may designate in writing a representative to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders or such shorter notice (but in no event shorter than permitted by law) as may be acceptable to Holders holding a majority of the total number of shares of the Series A Preferred. Any representative so designated shall have access to the stock books of the Corporation for the purpose of causing such meeting to be called pursuant to these provisions.

               (vii)  At any meeting of the Holders called in accordance with the provisions of this Section 7(c) for the election or removal of directors, the presence in person or by proxy of Holders holding a majority of the total number of outstanding shares of Series A Preferred shall be required to constitute a quorum; in the absence of a quorum, a majority of the Holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

              8.    Restriction on Transfer.    (a) The initial Holder of the shares of Series A Preferred may transfer in whole or in part the shares of Series A Preferred owned by it, directly or indirectly, at any time to any person ("Initial Transferee") so long as (i) such Initial Transferee (a) is an Affiliate of such Holder or a "qualified pension plan" (as such term is defined in Section 401 of the Internal Revenue Code of 1986, as amended) of such Holder or parent of such Holder or (b) the Corporation shall have given its prior written consent to such transfer (which consent shall not be unreasonably withheld), (ii) such Initial Transferee has been made a party to (x) the Subordination and Intercreditor Agreement, dated as of March 21, 1997, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with hits terms, by and among BASF Capital Corporation, Texaco Chemical Inc., Bankers Trust Company, in its capacity as agent for the benefit of the Banks (as defined therein), Bankers Trust Company, as Term Agent (as defined therein) and the Corporation (the "Agreement Among the Parties") and (y) the Parties Agreement, and agreed to have the same rights and obligations as such Holder thereunder, (iii) any such transfer must be of shares having a Liquidation Preference of at least $5,000,000, (iv) transfers to more than 5 (five) Initial Transferees shall not be permitted and (v) the initial Holder shall provide a notice to the Corporation specifying the date of transfer, the identity of each Initial Transferee and the number of 5.5% Shares and 6.5% Shares being transferred (which will be transferred Ratably). As used herein, "Affiliate" shall mean, when used with reference to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with the referent person or such other person. For the purposes of the foregoing, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and, it being understood and agreed that with respect to a corporation or partnership, control shall mean direct or indirect ownership of more than fifty percent (50%) of the voting stock or General partnership interest or voting interest in any such corporation or partnership.

              (b)   Each Initial Transferee and each subsequent Holder may transfer all, but not less than all, of the shares of Series A Preferred owned by it, directly or indirectly, at any time only (i) in the case of the Initial Transferees, to the person ("Subsequent Transferee") to whom all of the shares of Series A Preferred owned by all of the Initial Transferees are simultaneously transferred as part of a single transaction, (ii) if the Corporation shall have given its prior written consent to such transfer (which consent shall not be unreasonably withheld), and (iii) if such Subsequent Transferee (and each other subsequent Holder, as the case may be) has been made a party to the Agreement Among the Parties and the Parties Agreement, and agreed to have the same rights and obligations as such Initial Transferees thereunder. The Initial Transferees (and each other subsequent Holder, as the case may be) shall provide a notice to the Corporation specifying the date of transfer, the identity of the Subsequent Transferee (and each other subsequent Holder, as the case may be) and the number of 5.5% Shares and 6.5% Shares being transferred.

              9.    Miscellaneous.

              (a)   All notices, requests, demands or other communications pursuant hereto shall be deemed to have been duly given or made when (i) delivered by hand, (ii) delivered by a recognized overnight commercial courier (receipt requested), or (iii) sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed in the United States by first-class prepaid mail, to the party as follows (or to such other address as any party shall have last designated by fifteen (15) days' notice to the other parties) (i) in the case of any holder, 2000 Westchester Avenue, White Plains, New York 10650, Telecopy No. (914) 253-6342, Attention: Corporate Secretary, and (ii) in the case of the Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108, Telecopy No. (801) 584-5700, Attention: General Counsel; or in any case at such other address or telecopy number as any of the persons listed above may hereafter notify the other of in writing.

              (b)   Except as expressly provided herein to the contrary, any rights exercisable by the Holders shall be exercised upon the direction and consent of the Holders of a majority of the aggregate Liquidation Preference.

              (c)   The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of the initial issuance and delivery of shares of Series A Preferred, The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred in a name other than that in which the shares of Series A Preferred with respect to which such shares are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

            AND FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series A Preferred, a certificate pursuant to Section 151 of the DGCL shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Section 151, and the proper officers of the Corporation are hereby authorized and directed to do all acts and enter into all agreements which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf on this 20th day of March, 1997 by duly authorized officer of the Corporation.

HUNTSMAN SPECIALTY CHEMICALS CORPORATION
By:	/s/ J. KIMO ESPLIN Name: J. Kimo Esplin Title: Vice President and Treasurer

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CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF OF SERIES A NON-VOTING CUMULATIVE REDEEMABLE PREFERRED STOCK OF HUNTSMAN SPECIALTY CHEMICALS CORPORATION